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                                 EXHIBIT (12)

                           DAYTON HUDSON CORPORATION
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED JANUARY 28, 1995

                             (MILLIONS OF DOLLARS)


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


                                                January 28,   January 29,   January 30,   February 1,   February 2,
                                                      1995          1994          1993          1992          1991
                                                 ---------     ---------     ---------     ---------     ---------
Earnings:
  Consolidated net earnings..............           $  434        $  375        $  383         $ 301        $  412
  Income taxes...........................              280           232           228           171           249
                                                    ------        ------        ------         -----        ------
    Total earnings.......................              714           607           611           472           661
                                                    ------        ------        ------         -----        ------

Fixed charges:
  Interest expense.......................              439           459           454           421           333
  Dividends on preferred stock (pre-tax
    basis)...............................               39            39            39            39            39
  Interest portion of rental expense.....               56            45            43            39            46
                                                    ------        ------        ------         -----        ------
    Total fixed charges..................              534           543           536           499           418

Less:
  Dividends on preferred stock (pre-tax
    basis)...............................              (39)          (39)          (39)          (39)          (39)
  Capitalized interest...................               (7)           (5)           (6)          (11)           (8)
                                                    ------        ------        ------         -----        ------

    Fixed charges in earnings............              488           499           491           449           371
                                                    ------        ------        ------         -----        ------

Earnings available for fixed charges.....           $1,202        $1,106        $1,102         $ 921        $1,032
                                                    ======        ======        ======         =====        ======
Ratio of earnings to fixed charges.......             2.25          2.04          2.06          1.85          2.47
                                                    ======        ======        ======         =====        ======

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